Exhibit 99.1

Contact:
Marshall Loeb, President and CEO
Brent Wood, CFO
EastGroup Properties Announces	(601) 354-3555

Fourth Quarter and Year 2019 Results

Fourth Quarter 2019 Results

•
Net Income Attributable to Common Stockholders of $1.28 Per Share for Fourth Quarter 2019 Compared to $0.51 Per Share for Fourth Quarter 2018 (Fourth Quarter 2019 Included Gains on Sales of Real Estate Investments of $30 Million, or $0.77 Per Share; There Were No Sales in Fourth Quarter 2018)

•	Funds from Operations of $1.27 Per Share for Fourth Quarter 2019 Compared to $1.18 Per Share for Fourth Quarter 2018, an Increase of 7.6%

•
Same Property Net Operating Income for the Same Property Pool Excluding Income From Lease Terminations for Fourth Quarter 2019 Increased 3.7% on a Straight-Line Basis and 4.5% on a Cash Basis Compared to Fourth Quarter 2018

•	97.6% Leased and 97.1% Occupied as of December 31, 2019

•	Rental Rates on New and Renewal Leases Increased an Average of 18.3% on a Straight-Line Basis

•	Acquired 447,000 Square Feet of Value-Add Properties for $54 Million and 178,000 Square Feet of Operating Properties for $33 Million

•	Acquired 62 Acres of Development Land for $16 Million and 42 Acres of Operating Land for $15 Million

•	Started Construction of Four Development Projects Containing 593,000 Square Feet with Projected Total Costs of $60 Million

•	Transferred Five 100% Leased Development Projects (775,000 Square Feet) to the Real Estate Portfolio

•	Sold 380,000 Square Feet of Operating Properties and a Small Tract of Land for $50 Million

•	Closed a $100 Million Senior Unsecured Term Loan with a Seven-Year Term and an Effective Fixed Interest Rate of 2.75%

•	Declared 160th Consecutive Quarterly Cash Dividend: $0.75 Per Share

•	Issued 516,334 Shares of Common Stock Pursuant to the Company’s Continuous Common Equity Offering Program at an Average Price of $132.52 Per Share for Gross Proceeds of $68 Million

Year 2019 Results

•
Net Income Attributable to Common Stockholders of $3.24 Per Share for 2019 Compared to $2.49 Per Share for 2018 (Gains on Sales of Real Estate Investments Were $41 Million, or $1.09 Per Share, in 2019, and $14 Million, or $0.40 Per Share, in 2018)

•	Funds from Operations of $4.98 Per Share for 2019 Compared to $4.66 Per Share for 2018, an Increase of 6.9%

•	Same Property Net Operating Income for the Same Property Pool Excluding Income From Lease Terminations for 2019 Increased 3.7% on a Straight-Line Basis and 4.7% on a Cash Basis Compared to 2018

•	Average Occupancy of 96.9% for the Year

•	Rental Rates on New and Renewal Leases Increased an Average of 17.3% on a Straight-Line Basis

•	Acquired 890,000 Square Feet of Value-Add Properties for $93 Million and 884,000 Square Feet of Operating Properties for $113 Million

•	Acquired 140 Acres of Development Land for $34 Million and 48 Acres of Operating Land for $29 Million

•	Started Construction of 18 Development Projects in 10 Cities Containing 2.7 Million Square Feet with Projected Total Costs of $262 Million

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

•	Transferred 13 Development Projects Totaling 1.8 Million Square Feet (Currently 96% Leased) to the Real Estate Portfolio

•	Development and Value-Add Program Consisted of 28 Projects (4.1 Million Square Feet) at December 31, 2019 with a Projected Total Investment of $420 Million

•	Sold 617,000 Square Feet of Operating Properties and a Small Tract of Land for $69 Million

•	Closed $290 Million of Unsecured Debt During the Year with a Weighted Average Fixed Interest Rate of 3.5%

•	Repaid a $75 Million Unsecured Term Loan and a Mortgage with a Principal Balance of $46 Million

•	Issued 2,388,342 Shares of Common Stock Pursuant to the Company’s Continuous Common Equity Offering Program at an Average Price of $120.76 Per Share for Gross Proceeds of $288 Million

JACKSON, MISSISSIPPI, February 6, 2020 - EastGroup Properties, Inc. (NYSE: EGP) (the “Company” or “EastGroup”) announced today the results of its operations for the three and twelve months ended December 31, 2019.

Commenting on EastGroup’s performance, Marshall Loeb, CEO, stated, “Our fourth quarter results reflect the strength and depth of our team, the quality of our portfolio and the continued health within the broad industrial market. We believe we are uniquely well positioned to reap the benefits of a strong economy and the persistent growing evolution towards last mile logistics. Due to this strength, 2019 marked a year of records for our Company in metrics such as occupancy, GAAP rent increases, development starts, equity raised and importantly, FFO per share. The advancing shift for distribution to be closer to the consumer and ideally, a growing well-educated consumer base, is an affirmation of our in-fill, shallow bay, Sunbelt operating strategy.”

EARNINGS PER SHARE

Three Months Ended December 31, 2019
On a diluted per share basis, earnings per common share (“EPS”) were $1.28 for the three months ended December 31, 2019, compared to $0.51 for the same period of 2018. The Company’s property net operating income (“PNOI”) increased by $6,903,000 ($0.18 per share) for the three months ended December 31, 2019, as compared to the same period of 2018. EastGroup recognized gains on sales of real estate investments of $29,662,000 ($0.77 per share) during the three months ended December 31, 2019; there were no sales during the same period of 2018. In addition, depreciation and amortization expense increased by $3,456,000 ($0.09 per diluted share) during the fourth quarter of 2019 as compared to the same period of 2018.

Twelve Months Ended December 31, 2019
Diluted EPS for the twelve months ended December 31, 2019, was $3.24 compared to $2.49 for the same period of 2018. PNOI increased by $25,137,000 ($0.67 per share) for the twelve months ended December 31, 2019, as compared to the same period of 2018. Depreciation and amortization expense increased by $13,020,000 ($0.35 per share) during the twelve months ended December 31, 2019, as compared to the same period of 2018. EastGroup recognized gains on sales of real estate investments of $41,068,000 ($1.09 per share) during the twelve months ended December 31, 2019, compared to $14,273,000 ($0.40 per share) during the same period of 2018.

FUNDS FROM OPERATIONS AND PROPERTY NET OPERATING INCOME

Three Months Ended December 31, 2019
For the quarter ended December 31, 2019, funds from operations attributable to common stockholders (“FFO”) were $1.27 per share compared to $1.18 per share for the same quarter of 2018, an increase of 7.6%.

PNOI increased by $6,903,000, or 12.4%, during the quarter ended December 31, 2019, compared to the same period of 2018. PNOI increased $3,698,000 from newly developed and value-add properties, $2,057,000 from same property operations (based on the same property pool) and $1,653,000 from 2018 and 2019 acquisitions; PNOI decreased $506,000 from operating properties sold in 2018 and 2019.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

The same property pool PNOI Excluding Income from Lease Terminations increased 3.7% on a straight-line basis for the quarter ended December 31, 2019, compared to the same quarter in 2018; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), same PNOI increased 4.5%. The same property pool for the fourth quarter of 2019 includes properties which were included in the operating portfolio for the entire period from January 1, 2018 through December 31, 2019; this pool is comprised of properties containing 36,391,000 square feet.

On a straight-line basis, rental rates on new and renewal leases (4.4% of total square footage) increased an average of 18.3% for the fourth quarter.

Twelve Months Ended December 31, 2019
FFO for the twelve months ended December 31, 2019 was $4.98 per share compared to $4.66 per share during the same period of 2018, an increase of 6.9%. The Company initially reported FFO of $4.67 per share during the twelve months ended December 31, 2018. In connection with the Company’s adoption of the Nareit Funds from Operations White Paper - 2018 Restatement, the Company now excludes from FFO the gains and losses on sales of non-operating real estate and assets incidental to the Company’s business and therefore adjusted the prior year results, including the Company’s FFO for 2018, to conform to the updated definition of FFO.

FFO Excluding Gain on Casualties and Involuntary Conversion was $4.97 per share for the twelve months ended December 31, 2019, compared to $4.62 per share for the same period of 2018, an increase of 7.6%.

PNOI increased by $25,137,000, or 11.8%, during the twelve months ended December 31, 2019, compared to the same period of 2018. PNOI increased $12,550,000 from newly developed and value-add properties, $8,357,000 from same property operations and $5,076,000 from 2018 and 2019 acquisitions; PNOI decreased $971,000 from operating properties sold in 2018 and 2019.

The same property pool PNOI Excluding Income from Lease Terminations increased 3.7% on a straight-line basis for the twelve months ended December 31, 2019, compared to the same period of 2018; on a cash basis, same PNOI increased 4.7%.

On a straight-line basis, rental rates on new and renewal leases (16.8% of total square footage) increased an average of 17.3% for the twelve months ended December 31, 2019.

FFO, FFO Excluding Gain on Casualties and Involuntary Conversion, PNOI and Same PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Same PNOI, and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO and FFO Excluding Gain on Casualties and Involuntary Conversion are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

ACQUISITIONS AND DISPOSITIONS

In early October 2019, the Company acquired Siempre Viva Distribution Center 2, a 60,000 square foot distribution building in the Otay Mesa submarket of San Diego. The 100% leased building was purchased for $8.6 million and is located in the same business park as Siempre Viva Distribution Center 1, also a fully occupied property, which was acquired by the Company in 2018.

Also in October 2019, EastGroup acquired Interstate Commons Distribution Center 2 in the southwest submarket of Phoenix for $9.4 million. Through eminent domain procedures, the Company had previously sold the property to the Arizona Department of Transportation for $10.0 million in 2016. The two value-add, multi-tenant distribution buildings, which are located adjacent to existing EastGroup assets, contain 142,000 square feet and will be re-developed by the Company with a projected total investment of $12 million.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

In late October 2019, the Company acquired Southwest Commerce Center, a three building complex in Las Vegas, for $25.6 million. The recently-developed, multi-tenant buildings contain 196,000 square feet and are currently 48% leased. The total projected investment for this value-add property is $30 million.

During December 2019, EastGroup purchased Rocky Point Distribution Center, a recently constructed, two-building multi-tenant distribution complex in San Diego. Rocky Point Distribution Center 1, which contains 118,000 square feet and is currently 100% leased, was purchased for $24.4 million. Rocky Point Distribution Center 2, a value-add property, contains 109,000 square feet and was acquired for $19.2 million.

Also during the fourth quarter of 2019, the Company acquired 61.5 acres of development land in Dallas for $15.8 million. EastGroup has future plans to construct seven buildings totaling over 800,000 square feet on this site, known as the Basswood Land.

In late December 2019, EastGroup acquired 41.6 acres of operating land in San Diego for $15.3 million. The land was acquired with a 1% joint venture partner; EastGroup is the 99% partner in the joint venture. The land site is currently leased to several tenants who use the site for storage and parking. EastGroup and its joint venture partner have future plans to develop seven business distribution buildings containing a total of approximately 550,000 square feet on the site.

In total for 2019, EastGroup acquired 884,000 square feet of operating properties for $113 million, 890,000 square feet of value-add properties for $93 million, 140 acres of development land for $34 million, and 48 acres of operating land (with plans for future development) for $29 million.

Subsequent to year-end, EastGroup acquired seven acres of land in Dallas for $2 million; the land is located near the Company’s Arlington Tech Centre and will accommodate the future development of a 77,000 square foot business distribution building.

During November 2019, EastGroup and its joint venture partner sold University Business Center 130, a 40,000 square foot research and development (“R & D”) building in Santa Barbara, for $11.5 million. EastGroup owned 80% of the building through a joint venture arrangement. The sale generated a gain of $8.4 million, which is included in Gain on sales of real estate investments; this gain is excluded from FFO.

In December 2019, the Company sold University Business Center 125 and 175, two R & D buildings totaling 133,000 square feet in Santa Barbara, for a combined sales price of $24.3 million. EastGroup recorded a gain on sale of $9.9 million, which is included in Gain on sales of real estate investments; this gain is excluded from FFO.

Also in December 2019, EastGroup sold Southpointe Distribution Center, a 207,000 square foot distribution building in Tucson, for $14 million. The sale generated a gain of $11.4 million, which is included in Gain on sales of real estate investments; this gain is excluded from FFO.

In total for 2019, EastGroup sold 617,000 square feet of operating properties for $68.5 million, generating gains of $41.1 million, which are included in Gain on sales of real estate investments; these gains are excluded from FFO.

During the fourth quarter of 2019, the Company sold a small tract of land in San Diego through eminent domain procedures, generating a gain on sale of $83,000. The gain on sale of non-operating real estate is included in Other on the Consolidated Statements of Income and Comprehensive Income; this gain is excluded from FFO.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

DEVELOPMENT AND VALUE-ADD PROPERTIES

During the fourth quarter of 2019, EastGroup began construction of four development projects in four different cities. The buildings will contain a total of 593,000 square feet and have projected total costs of $60 million.

The development projects started during 2019 are detailed in the table below:

Development Projects Started in 2019	Location	Size	Actual or Anticipated Conversion Date	Projected Total Costs
		(Square feet)		(In thousands)

Eisenhauer Point 9	San Antonio, TX	82,000	11/2019	$6,600
World Houston 43	Houston, TX	86,000	11/2019	7,000
World Houston 45	Houston, TX	160,000	12/2019	18,000
Horizon VIII & IX	Orlando, FL	216,000	04/2020	18,800
SunCoast 8 (1)	Ft. Myers, FL	77,000	05/2020	9,000
Parc North 6	Dallas, TX	96,000	07/2020	10,100
Gateway 5	Miami, FL	187,000	09/2020	23,500
SunCoast 6	Ft. Myers, FL	81,000	10/2020	9,200
Steele Creek IX	Charlotte, NC	125,000	12/2020	9,800
Gilbert Crossroads A & B	Phoenix, AZ	140,000	01/2021	16,000
Hurricane Shoals 3 (1)	Atlanta, GA	101,000	03/2021	8,800
Tri-County Crossing 3 & 4	San Antonio, TX	203,000	05/2021	14,700
World Houston 44	Houston, TX	134,000	05/2021	9,100
Ridgeview 1 & 2	San Antonio, TX	226,000	06/2021	18,500
CreekView 121 7 & 8 (1)	Dallas, TX	137,000	07/2021	16,300
Northwest Crossing 1-3 (1)	Houston, TX	278,000	07/2021	25,700
Settlers Crossing 3 & 4	Austin, TX	173,000	07/2021	18,400
LakePort 1-3	Dallas, TX	194,000	09/2021	22,500
Total Development Projects Started		2,696,000		$262,000

(1) Projects started in fourth quarter 2019, totaling 593,000 square feet with projected total costs of $60 million.

At December 31, 2019, EastGroup’s development and value-add program consisted of 28 projects (4,088,000 square feet) in 13 cities. The projects, which were collectively 40% leased as of February 5, 2020, have a projected total cost of $420 million.

During the fourth quarter of 2019, EastGroup transferred (at the earlier of 90% occupied or one year after completion) five development projects to the real estate portfolio. The projects, which are located in Atlanta, San Antonio and Houston, contain a total of 775,000 square feet and are 100% occupied.

The development and value-add properties transferred to the real estate portfolio during 2019 are detailed in the table below.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

Development and Value-Add Properties Transferred to Real Estate Properties in 2019	Location	Size	Conversion Date	Cumulative Cost as of 12/31/19	Percent Leased as of 2/5/20
		(Square feet)		(In thousands)

Siempre Viva I	San Diego, CA	115,000	01/2019	$14,048	100%
CreekView 121 3 & 4	Dallas, TX	158,000	03/2019	16,118	100%
Horizon VI	Orlando, FL	148,000	03/2019	12,229	84%
Horizon XI	Orlando, FL	135,000	04/2019	10,974	100%
Falcon Field	Phoenix, AZ	97,000	05/2019	8,770	57%
Gateway 1	Miami, FL	200,000	05/2019	24,587	100%
SunCoast 5	Ft. Myers, FL	81,000	05/2019	8,233	100%
Steele Creek V	Charlotte, NC	54,000	07/2019	5,832	100%
Broadmoor 2	Atlanta, GA	111,000	11/2019	7,889	100%
Eisenhauer Point 9	San Antonio, TX	82,000	11/2019	6,350	100%
World Houston 43	Houston, TX	86,000	11/2019	6,469	100%
Eisenhauer Point 7 & 8	San Antonio, TX	336,000	12/2019	23,200	100%
World Houston 45	Houston, TX	160,000	12/2019	16,954	100%
Total Projects Transferred		1,763,000		$161,653	96%

Subsequent to quarter-end, EastGroup began construction of Gateway Commerce Park 4 in Miami. The multi-tenant distribution building will contain 197,000 square feet and has a projected total cost of $24 million.

DIVIDENDS

EastGroup declared a cash dividend of $0.75 per share in the fourth quarter of 2019. The fourth quarter dividend, which was paid on January 15, 2020, was the Company’s 160th consecutive quarterly cash distribution to shareholders.  The Company has increased or maintained its dividend for 27 consecutive years and has increased it 24 years over that period, including increases in each of the last eight years.  The annualized dividend rate of $3.00 per share yielded 2.2% on the closing stock price of $137.28 on February 5, 2020.

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 18.7% at December 31, 2019.  The Company’s interest and fixed charge coverage ratio was 6.97x for the fourth quarter of 2019 and 6.43x for the year 2019, and the Company’s ratio of debt to earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”) was 5.14x for the fourth quarter and 5.34x for the year. EBITDAre is a non-GAAP financial measure defined under Definitions later in this release. A reconciliation of Net Income to EBITDAre is presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

During the fourth quarter, EastGroup issued and sold 516,334 shares of common stock under its continuous common equity offering program at an average price of $132.52 per share, providing gross proceeds to the Company of $68 million. During the twelve months ended December 31, 2019, EastGroup issued and sold a total of 2,388,342 shares of common stock under its continuous common equity offering program at an average price of $120.76 per share, providing gross proceeds to the Company of $288 million.

During the fourth quarter, the Company closed a $100 million senior unsecured term loan with a seven-year term and interest only payments. It bears interest at the annual rate of LIBOR plus an applicable margin (currently 1.50%) based on the Company’s senior unsecured long-term debt rating. The Company also entered into an interest rate swap agreement to convert the loan’s LIBOR rate component to a fixed interest rate for the entire term of the loan providing a total effective fixed interest rate of 2.75%.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

During 2019, the Company closed a total of $290 million in unsecured debt with a weighted average interest rate of 3.45%. Also during 2019, EastGroup repaid a maturing $75 million unsecured term loan with an interest rate of 2.85% and a maturing mortgage with a principal balance of $46 million and an interest rate of 7.5%.

OUTLOOK FOR 2020

EPS for 2020 is estimated to be in the range of $2.25 to $2.35.  Estimated FFO per share attributable to common stockholders for 2020 is estimated to be in the range of $5.25 to $5.35. The table below reconciles projected net income attributable to common stockholders to projected FFO. The estimated net income attributable to common stockholders is not a projection and is provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

	Low Range		High Range
	Q1 2020	Y/E 2020	Q1 2020	Y/E 2020
	(In thousands, except per share data)

Net income attributable to common stockholders	$19,658	88,703	21,214	92,643
Depreciation and amortization	29,892	118,278	29,892	118,278
Funds from operations attributable to common stockholders	$49,550	206,981	51,106	210,921

Diluted shares	38,923	39,394	38,923	39,394
Per share data (diluted):
Net income attributable to common stockholders	$0.51	2.25	0.55	2.35
Funds from operations attributable to common stockholders	1.27	5.25	1.31	5.35

The following assumptions were used for the mid-point:

Metrics	Initial Guidance for Year 2020	Actual for Year 2019
FFO per share	$5.25 - $5.35	$4.98
FFO per share increase over prior year period	6.4%	6.9%
Same PNOI growth (excluding income from lease terminations):
Straight-line basis — same property pool	1.7% - 2.7% (1)	3.7%
Cash basis — same property pool (2)	2.5% - 3.5% (1)	4.7%
Average month-end occupancy	96.3%	96.9%
Lease termination fee income	$500,000	$1,336,000
Reserves for uncollectible rent	$800,000	$448,000
Development starts:
Square feet	1.6 million	2.7 million
Projected total investment	$150 million	$262 million
Value-add property acquisitions (projected total investment)	$30 million	$108 million
Operating property acquisitions	$65 million	$142 million
Operating property dispositions (potential gains on dispositions are not included in the projections)	$40 million	$66 million
Unsecured debt closing in period	$100 million at 3.75%	$290 million at 3.45% weighted average interest rate
Common stock issuances	$170 million	$288 million
General and administrative expense	$16.4 million	$16.4 million

(1) Includes properties which have been in the operating portfolio since 1/1/19 and are projected to be in the operating portfolio through 12/31/20; includes 38,737,000 square feet.

(2) Cash basis excludes straight-line rent adjustments and amortization of market rent intangibles for acquired leases.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) funds from operations attributable to common stockholders (“FFO”) and (2) property net operating income (“PNOI”), defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company’s share of income and property operating expenses from its less-than-wholly-owned real estate investments.

FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”).  In December 2018, Nareit issued the “Nareit Funds from Operations White Paper - 2018 Restatement” (the “2018 White Paper”), which reaffirmed, and in some cases refined, Nareit's prior determinations concerning FFO. The guidance in the 2018 White Paper allows preparers an option as it pertains to whether gains or losses on sale, or impairment charges, on real estate assets incidental to a REIT's business are excluded from the calculation of FFO. EastGroup has made the election to exclude activity related to such assets that are incidental to our business. The Company has revised prior periods to reflect this guidance. FFO is calculated as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles ("GAAP"), excluding gains and losses from sales of real estate property (including other assets incidental to the Company’s business) and impairment losses, adjusted for real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FFO Excluding Gain on Casualties and Involuntary Conversion is calculated as FFO (as defined above), adjusted to exclude gain on casualties and involuntary conversion. The Company believes that the exclusion of gain on casualties and involuntary conversion presents a more meaningful comparison of operating performance.

EastGroup sometimes refers to PNOI from Same Properties as “Same PNOI” in this press release and the accompanying reconciliation; the Company also presents Same PNOI Excluding Income from Lease Terminations. The Company presents Same PNOI and Same PNOI Excluding Income from Lease Terminations as a property-level supplemental measure of performance used to evaluate the performance of the Company’s investments in real estate assets and its operating results on a same property basis. The Company believes it is useful to evaluate Same PNOI Excluding Income from Lease Terminations on both a straight-line and cash basis. The straight-line basis is calculated by averaging the customers’ rent payments over the lives of the leases; GAAP requires the recognition of rental income on the straight-line basis. The cash basis excludes adjustments for straight-line rent and amortization of market rent intangibles for acquired leases; the cash basis is an indicator of the rents charged to customers by the Company during the periods presented and is useful in analyzing the embedded rent growth in the Company’s portfolio. Same Properties is defined as operating properties owned during the entire current period and prior year reporting period. Properties developed or acquired are excluded until held in the operating portfolio for both the current and prior year reporting periods. Properties sold during the current or prior year reporting periods are also excluded.

FFO and PNOI are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other real estate investment trusts (“REITs”).  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

The Company’s chief decision makers also use Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) in making decisions. EBITDAre is defined as Net Income, adjusted for gains and losses from sales of real estate investments, non-operating real estate and other assets incidental to the Company’s business, interest expense, income tax expense, depreciation and amortization. EBITDAre is a non-GAAP financial measure used to measure the Company’s operating performance and its ability to meet interest payment obligations and pay quarterly stock dividends on an unleveraged basis.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EastGroup’s chief decision makers also use its Debt-to-EBITDAre ratio, a non-GAAP financial measure calculated by dividing the Company’s debt by its EBITDAre, in analyzing the financial condition and operating performance of the Company relative to its leverage.

The Company’s interest and fixed charge coverage ratios are non-GAAP financial measures calculated by dividing the Company’s EBITDAre by its interest expense. These ratios provide a basis for analysis of the Company’s leverage, operating performance, and its ability to service the interest payments due on its debt.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its fourth quarter and review the Company’s current operations on Friday, February 7, 2020, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-877-876-9173 (conference ID: EastGroup) or by webcast through a link on the Company’s website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available until Friday, February 14, 2020.  The telephone replay can be accessed by dialing 1-800-753-8591, and the webcast replay can be accessed through a link on the Company’s website at www.eastgroup.net.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available under Quarterly Results in the Investor Relations section of the Company’s website at www.eastgroup.net or upon request by calling the Company at 601-354-3555.

COMPANY INFORMATION

EastGroup Properties, Inc. (NYSE: EGP), an S&P MidCap 400 company, is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 15,000 to 70,000 square foot range).  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 45.6 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at www.eastgroup.net.

FORWARD-LOOKING STATEMENTS

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “should,” “intends,” “plans,” “estimates” or “anticipates” and variations of such words or similar expressions or the negative of such words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. Although the Company believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to:

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

•	the Company’s ability to lease or re-lease space at current or anticipated rents;

•	the availability of financing;

•	failure to maintain credit ratings with rating agencies;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	natural disasters, terrorism, riots and acts of war, and the Company’s ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters;

•	attracting and retaining key personnel;

•
other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled; and

•	other risks detailed in the sections of the Company’s most recent Forms 10-K and 10-Q filed with the SEC titled “Risk Factors.”

The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
REVENUES
Income from real estate operations	$86,480	77,872	330,813	299,018
Other revenue	70	106	574	1,374
	86,550	77,978	331,387	300,392
EXPENSES
Expenses from real estate operations	24,294	22,547	93,274	86,394
Depreciation and amortization	27,697	24,241	104,724	91,704
General and administrative	4,905	3,475	16,406	13,738
Indirect leasing costs	105	—	411	—
	57,001	50,263	214,815	191,836
OTHER INCOME (EXPENSE)
Interest expense	(8,249)	(8,853)	(34,463)	(35,106)
Gain on sales of real estate investments	29,662	—	41,068	14,273
Other	320	(279)	163	913
NET INCOME	51,282	18,583	123,340	88,636
Net income attributable to noncontrolling interest in joint ventures	(1,673)	(27)	(1,678)	(130)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	49,609	18,556	121,662	88,506
Other comprehensive income (loss) - cash flow hedges	2,429	(3,992)	(3,894)	1,353
TOTAL COMPREHENSIVE INCOME	$52,038	14,564	117,768	89,859

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.29	0.51	3.25	2.50
Weighted average shares outstanding	38,561	36,135	37,442	35,439
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.28	0.51	3.24	2.49
Weighted average shares outstanding	38,687	36,232	37,527	35,506

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$49,609	18,556	121,662	88,506
Depreciation and amortization	27,697	24,241	104,724	91,704
Company’s share of depreciation from unconsolidated investment	35	33	141	128
Depreciation and amortization from noncontrolling interest	(45)	(49)	(186)	(182)
(Gain) on sales of real estate investments	(29,662)	—	(41,068)	(14,273)
(Gain) on sales of non-operating real estate	(83)	—	(83)	(86)
(Gain) on sales of other assets	—	—	—	(427)
Noncontrolling interest in gain on sales of real estate investments of consolidated joint ventures	1,671	—	1,671	—
FUNDS FROM OPERATIONS (“FFO”) ATTRIBUTABLE TO COMMON STOCKHOLDERS	49,222	42,781	186,861	165,370
(Gain) on casualties and involuntary conversion	(80)	(95)	(428)	(1,245)
FFO EXCLUDING GAIN ON CASUALTIES AND INVOLUNTARY CONVERSION	$49,142	42,686	186,433	164,125

NET INCOME	$51,282	18,583	123,340	88,636
Interest expense (1)	8,249	8,853	34,463	35,106
Depreciation and amortization	27,697	24,241	104,724	91,704
Company’s share of depreciation from unconsolidated investment	35	33	141	128
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)	87,263	51,710	262,668	215,574
(Gain) on sales of real estate investments	(29,662)	—	(41,068)	(14,273)
(Gain) on sales of non-operating real estate	(83)	—	(83)	(86)
(Gain) on sales of other assets	—	—	—	(427)
EBITDA for Real Estate (“EBITDAre”)	$57,518	51,710	221,517	200,788
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.28	0.51	3.24	2.49
FFO attributable to common stockholders	$1.27	1.18	4.98	4.66	(2)
FFO Excluding Gain on Casualties and Involuntary Conversion attributable to common shareholders	$1.27	1.18	4.97	4.62
Weighted average shares outstanding for EPS and FFO purposes	38,687	36,232	37,527	35,506

(1)  Net of capitalized interest of $2,386 and $1,789 for the three months ended December 31, 2019 and 2018, respectively; and $8,453 and $6,334 for the twelve months ended December 31, 2019 and 2018, respectively.

(2)  The Company initially reported FFO of $4.67 per share during the twelve months ended December 31, 2018. In connection with the Company's adoption of the Nareit Funds from Operations White Paper - 2018 Restatement, the Company now excludes from FFO the gains and losses on sales of non-operating real estate and assets incidental to the Company's business and therefore adjusted the prior year results, including the Company's FFO for 2018, to conform to the updated definition of FFO. There was no impact to the three months ended December 31, 2018, as there were no sales incidental to the Company’s business during that period.

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Continued)
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

NET INCOME	$51,282	18,583	123,340	88,636
(Gain) on sales of real estate investments	(29,662)	—	(41,068)	(14,273)
(Gain) on sales of non-operating real estate	(83)	—	(83)	(86)
(Gain) on sales of other assets	—	—	—	(427)
Net loss on other	—	497	884	497
Interest income	(28)	(34)	(129)	(156)
Other revenue	(70)	(106)	(574)	(1,374)
Indirect leasing costs	105	—	411	—
Depreciation and amortization	27,697	24,241	104,724	91,704
Company’s share of depreciation from unconsolidated investment	35	33	141	128
Interest expense (1)	8,249	8,853	34,463	35,106
General and administrative expense (2)	4,905	3,475	16,406	13,738
Noncontrolling interest in PNOI of consolidated joint ventures	(62)	(77)	(199)	(314)
PROPERTY NET OPERATING INCOME (“PNOI”)	62,368	55,465	238,316	213,179
PNOI from 2018 and 2019 Acquisitions	(2,442)	(789)	(6,520)	(1,444)
PNOI from 2018 and 2019 Development and Value-Add Properties	(6,690)	(2,992)	(20,321)	(7,771)
PNOI from 2018 and 2019 Operating Property Dispositions	(690)	(1,196)	(3,812)	(4,783)
Other PNOI	67	68	247	372
SAME PNOI (Straight-Line Basis)	52,613	50,556	207,910	199,553
Net lease termination fee (income) from same properties	(317)	(121)	(1,257)	(294)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Straight-Line Basis)	52,296	50,435	206,653	199,259
Straight-line rent adjustment for same properties	399	36	408	(1,446)
Acquired leases - market rent adjustment amortization for same properties	(51)	(77)	(254)	(383)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Cash Basis)	$52,644	50,394	206,807	197,430

(1)  Net of capitalized interest of $2,386 and $1,789 for the three months ended December 31, 2019 and 2018, respectively; and $8,453 and $6,334 for the twelve months ended December 31, 2019 and 2018, respectively.

(2) Net of capitalized development costs of $2,121 and $1,192 for the three months ended December 31, 2019 and 2018, respectively; and $6,918 and $4,696 for the twelve months ended December 31, 2019 and 2018, respectively.